EXHIBIT 99.1

Heat Biologics Provides Year-End Business Update

Provides update on development of gp96 vaccine for preventing infection from the SARS-CoV-2 coronavirus that causes COVID-19

Reports progress on development of COVID-19 30-minute point of care diagnostic test

Completed enrollment in Phase 2 non-small cell lung cancer trial

Reports over $25 million of cash and short-term investments as of March 23, 2020

Durham, NC – March 30, 2020 – Heat Biologics, Inc. (“Heat”) (NASDAQ: HTBX), a clinical-stage biopharmaceutical company specialized in the development of novel therapeutic and prophylactic vaccines, including one for coronavirus COVID-19, today provided financial, clinical and operational updates for the year ended December 31, 2019.

Jeff Wolf, Chief Executive Officer of Heat Biologics, commented, “2019 was an exciting year for Heat, as we advanced our therapeutic pipeline.  This past November, we presented additional positive top line Phase 2 data of HS-110 plus BMS checkpoint inhibitor nivolumab (Opdivo®) in advanced NSCLC lung cancer patients at the American Association for Cancer Research (AACR) Special Conference on Tumor Immunology and Immunotherapy.  We are highly encouraged by the data as we advance partnership and collaboration discussions.  Earlier this year, we announced dosing the first patient in a Phase 1 clinical trial of our co-stimulatory HS-130, in combination with HS-110, for patients with advanced solid tumors refractory to standard of care, which marks a key milestone for Heat.”

“We recently announced plans to develop a vaccine for preventing infection from the SARS-CoV-2 coronavirus that causes COVID-19 utilizing our robust gp-96 vaccine platform in collaboration with the University of Miami. Heat's gp96 platform has undergone rigorous testing as a vaccine against SIV/HIV, malaria, zika and other infectious diseases in numerous National Institutes of Health (NIH) and Department of Defense (DOD)-funded mice and primate trials and has been tested in over 300 patients in multiple NIH and Heat-funded oncology trials. We believe this platform has the potential to provide broad protection against COVID-19, and possible future mutations of COVID-19 or other coronaviruses.  We are encouraged by the prospects for this program and are moving forward with our partners to advance this vaccine as quickly as possible.”

“Earlier this month we also announced a collaboration with the University of Miami to develop a proprietary COVID-19 point-of-care diagnostic test.  The new paper-based test is being designed to provide a read-out in a fraction of the time required for most other tests, have no technical hardware requirements, have low cost of goods, be easily manufactured at scale, and provide binary readout if the patient is positive for a disease within 30 minutes. Unfortunately, current diagnostic tests, are in short supply and often take days for results.  This diagnostic is being designed for early detection to provide critical and time-sensitive information to help curb the spread of the disease."

Mr. Wolf concluded, “We share our sympathies to those individuals and families impacted by COVID-19 and are committed to helping find solutions to this global pandemic.  I’d like to thank all of the Heat and University of Miami professionals that have worked tirelessly to advance our therapeutic and diagnostic platforms.  Importantly, we have over $25 million of cash and short-term investments as of March 23, 2020, which should put us on a solid financial footing as we advance our programs.  Moreover, we believe that upcoming catalysts and milestones have the potential to drive significant shareholder value.”

2019 Financial Results

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Research and development expenses decreased by 20% to $13.0 million for the year ended December 31, 2019 compared to $16.2 million for the year ended December 31, 2018. The variance of approximately $3.2 million is primarily due to reduced clinical trial expenses related to HS-110 patient enrollment completion.

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General and administrative expense increased approximately 36% to $9.5 million for the year ended December 31, 2019 compared to $7.0 million for the year ended December 31, 2018. The variance of $2.5 million is primarily due to the increase in personnel and stock compensation expense.

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Net loss attributable to Heat Biologics was approximately $20.0 million, or ($0.60) per basic and diluted share for the year ended December 31, 2019 compared to a net loss of approximately $15.7 million, or ($0.90) per basic and diluted share for the year ended December 31, 2018.

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As of December 31, 2019, the Company had approximately $14.8 million in cash, cash equivalents and short-term investments.

About Heat Biologics, Inc.

Heat Biologics is a biopharmaceutical company developing immunotherapies designed to activate a patient's immune system against cancer and other diseases using its proprietary gp96 platform to activate CD8+ "Killer" T-cells. Heat has completed enrollment in its Phase 2 clinical trial for advanced non-small cell lung cancer with its gp96-based HS-110 therapeutic vaccine.  HS-110 is the company's first biologic product candidate in a series of proprietary immunotherapies designed to stimulate a patient's own T-cells. Heat Biologics has also launched a program in collaboration with the University of Miami to develop a vaccine designed to protect against the COVID-19 coronavirus. Heat has numerous other pre-clinical programs at various stages of development. For more information, please visit www.heatbio.com.

Forward Looking Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 on our current expectations and projections about future events. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectation, and assumptions and include statements such as developing a vaccine for treating or preventing infection from the SARS-CoV-2 coronavirus that causes COVID-19 utilizing Heat’s robust gp-96 vaccine platform in collaboration with the University of Miami, the platform having the potential to provide broad protection against COVID-19, and possible future mutations of COVID-19 or other coronaviruses, moving forward with Heat’s partners to advance this vaccine to clinical trials as quickly as possible, the new paper-based test providing a read-out in a fraction of the time required for most other tests, having no technical hardware requirements, low cost of goods, being easily manufactured at scale, and providing binary readout if the patient is positive for a disease within 30 minutes,upcoming catalysts and milestones having the potential to drive significant shareholder value, and cash being sufficient to advance Heat’s programs. These statements are subject to a number of risks and uncertainties, many of which are difficult to predict, including the ability of Heat together with researchers at the University of Miami to develop a proprietary COVID-19 point-of-care diagnostic test that provides a read-out in a fraction of the time required for most other tests, have no technical hardware requirements, low cost of goods, be easily manufactured at scale, and provide binary readout if the patient is positive for a disease within 30 minutes, the ability of Heat's vaccine platform to provide protection against COVID-19, the ability of Heat's therapies to perform as designed, to demonstrate safety and efficacy, as well as results that are consistent with prior results, the ability to enroll patients and complete the clinical trials on time and achieve desired results and benefits, Heat's ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to Heat's ability to promote or commercialize its product candidates for specific indications, acceptance of its product candidates in the marketplace and the successful development, marketing or sale of products, Heat's ability to maintain its license agreements, the continued maintenance and growth of its patent estate, its ability to establish and maintain collaborations, its ability to obtain or maintain the capital or grants necessary to fund its research and development activities, its ability to continue to maintain its listing on the Nasdaq Capital Market and its ability to retain its key scientists or management personnel, and the other factors described in Heat's most recent annual report on Form 10-K filed with the SEC, and other subsequent filings with the SEC. The information in this release is provided only as of the date of this release, and Heat undertakes no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Media and Investor Relations Contact

David Waldman
+1 919 289 4017
investorrelations@heatbio.com

HEAT BIOLOGICS, INC.

Consolidated Balance Sheets

	December 31,
	2019	2018

Current Assets
Cash and cash equivalents	$9,039,887	$22,154,251
Short-term investments	5,713,922	5,570,027
Accounts receivable	34,986	28,538
Prepaid expenses and other current assets	420,328	961,317
Total Current Assets	15,209,123	28,714,133

Property and Equipment, net	559,410	643,146

Other Assets
In-process R&D	5,866,000	5,866,000
Goodwill	1,452,338	2,189,338
Operating lease right-of-use asset	2,287,500	—
Finance lease right-of-use asset	187,573	—
Deposits	394,637	351,220
Total Other Assets	10,188,048	8,406,558

Total Assets	$25,956,581	$37,763,837

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable	$1,503,342	$974,619
Deferred revenue, current portion	3,410,319	1,032,539
Contingent consideration, current portion	1,579,334	1,187,000
Operating lease liability, current portion	216,832	—
Finance lease liability, current portion	49,104	—
Accrued expenses and other liabilities	1,676,467	1,678,051
Total Current Liabilities	8,435,398	4,872,209

Long Term Liabilities
Other long-term liabilities	—	213,724
Deferred tax liability	361,911	316,733
Deferred revenue, net of current portion	200,000	200,000
Operating lease liability, net of current portion	1,519,574	—
Financing lease liability, net of current portion	142,667	—
Contingent consideration, net of current portion	2,139,181	1,918,225
Total Liabilities	12,798,731	7,520,891

Stockholders' Equity
Common stock, $.0002 par value; 100,000,000 shares authorized, 33,785,999 and 32,492,144 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	6,757	6,499
Additional paid-in capital	118,173,843	114,883,135
Accumulated deficit	(104,597,748)	(84,580,180)
Accumulated other comprehensive loss	(11,250)	(19,904)
Total Stockholders' Equity - Heat Biologics, Inc.	13,571,602	30,289,550
Non-Controlling Interest	(413,752)	(46,604)
Total Stockholders' Equity	13,157,850	30,242,946

Total Liabilities and Stockholders' Equity	$25,956,581	$37,763,837

HEAT BIOLOGICS INC.

Consolidated Statements of Operations and Comprehensive Loss

	Year ended
	December 31,
	2019	2018
Revenue:
Grant and licensing revenue	$3,049,104	$5,793,849

Operating expenses:
Research and development	13,013,604	16,233,014
General and administrative	9,431,015	7,025,212
Goodwill impairment loss	737,000	—
Change in fair value of contingent consideration	613,290	495,936
Total operating expenses	23,794,909	23,754,162

Loss from operations	(20,745,805)	(17,960,313)

Interest income	431,824	265,752
Other (expense) income, net	(25,557)	117,780
Total non-operating income	406,267	383,532

Net loss before income taxes	(20,339,538)	(17,576,781)
Income tax (expense) benefit	(45,178)	985,488
Net loss	(20,384,716)	(16,591,293)
Net loss - non-controlling interest	(367,148)	(857,439)
Net loss attributable to Heat Biologics, Inc.	$(20,017,568)	$(15,733,854)

Net loss per share attributable to Heat Biologics, Inc.-
Net loss per share attributable to Heat Biologics, Inc.-basic and diluted	$(0.60)	$(0.90)

Weighted-average number of common shares used in net loss per share attributable to common stockholders -
Weighted-average number of common shares used in net loss per share attributable to Heat Biologics, Inc.—basic and diluted	33,281,817	17,485,461

Other comprehensive loss:
Net loss	(20,384,716)	(16,591,293)
Unrealized gain on foreign currency translation	8,654	146,121
Total other comprehensive loss	(20,376,062)	(16,445,172)
Comprehensive loss attributable to non-controlling interest	(367,148)	(857,439)
Comprehensive loss	$(20,008,914)	$(15,587,733)